                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       AVIS RENT A CAR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             AVIS RENT A CAR, INC.

    [LOGO]

                              900 OLD COUNTRY ROAD
                          GARDEN CITY, NEW YORK 11530

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 21, 1998

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Avis Rent A Car, Inc. (the "Company") will be held on Thursday, May 21, 1998 at 10:00 a.m. Eastern Daylight Time at the Garden City Hotel, 45 Seventh Street, Garden City, NY 11530 (the "Meeting") for the following purposes:

    1. To elect ten directors for a one-year term and until their successors are duly elected and qualified;

    2.  To approve and adopt an amendment to the Company's 1997 Stock Option
Plan;

    3. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company's financial statements for the fiscal year ending December 31, 1998; and

    4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on Wednesday, March 25, 1998 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination 10 days before the Meeting during ordinary business hours at the offices of the Company, 900 Old Country Road, Garden City, New York 11530.

    The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

                       By Order of the Board of Directors

                               KAREN C. SCLAFANI
                                   Secretary

Dated: March 30, 1998

                             AVIS RENT A CAR, INC.
                              900 OLD COUNTRY ROAD
                          GARDEN CITY, NEW YORK 11530

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 21, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Avis Rent A Car, Inc., a Delaware corporation (the "Company'), to be voted at the 1998 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 30, 1998.

    The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

    Shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented by proxies received by the Company, where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted "For" the election of all ten nominees for the Board of Directors, "For" the amendment to the Company's 1997 Stock Option Plan (the "Plan") and "For" the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company's financial statements for the fiscal year ending December 31, 1998.

    Except as provided below, any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

    The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock.

    A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to stockholders upon written request to the Corporate Communications Department, Avis Rent A Car, Inc., 900 Old Country Road, Garden City, New York 11530.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

    Only holders of record of the Company's Common Stock at the close of business on March 25, 1998 are entitled to notice of, and to vote at, the Meeting. On that date, the Company had outstanding

35,925,000 shares of Common Stock, excluding shares subject to the over-allotment option of Bear, Stearns & Co. with respect to the Company's recent offering.

    The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Common Stock vote together as a single class, with each record holder of Common Stock entitled to one vote per share.

    Directors shall be elected by a plurality of the votes cast in the election of directors. Under applicable Delaware law, in tabulating the vote for the election of directors, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

    Approval of the proposals relating to the amendment of the Plan and ratification of the appointment of auditors of the Company's financial statements require the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information set forth on the following table is furnished as of March 18, 1998 with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors, certain of its executive officers, and all of its executive officers and directors as a group.

                                                                                           AMOUNT AND
                                                                                            NATURE OF
                                                                                           BENEFICIAL   PERCENT OF
NAME                                                                                        OWNERSHIP      CLASS
-----------------------------------------------------------------------------------------  -----------  -----------
PRINCIPAL STOCKHOLDERS

Cendant Corporation ("Cendant") (1) .....................................................   7,500,000         20.8%
  6 Sylvan Way
  Parsippany, NJ 07054

Putnam Investments, Inc. (2) ............................................................   4,506,516           14%
  One Post Office Square
  Boston, MA 02109

Strong Capital Management Inc. (3) ......................................................   2,690,850          8.7%
  100 Heritage Reserve
  Menomonee Falls, WI 53051

DIRECTORS AND EXECUTIVE OFFICERS

R. Craig Hoenshell.......................................................................      20,000            *
F. Robert Salerno........................................................................       6,000            *
Kevin M. Sheehan.........................................................................       3,000            *
John H. Carley...........................................................................         500            *
Kevin P. Carey...........................................................................       2,000            *
Patricia D. Yoder........................................................................         100            *
Thomas J. Byrnes.........................................................................           0            *
Maria M. Miller..........................................................................           0            *

                                                                                           AMOUNT AND
                                                                                            NATURE OF
                                                                                           BENEFICIAL   PERCENT OF
NAME                                                                                        OWNERSHIP      CLASS
-----------------------------------------------------------------------------------------  -----------  -----------
Gerard J. Kennell........................................................................         100            *
Timothy M. Shanley.......................................................................         200            *
John Forsythe............................................................................           0            *
Michael P. Collins.......................................................................       1,000            *
Stephen P. Holmes........................................................................       1,000            *
Michael P. Monaco........................................................................       1,000            *
W. Alun Cathcart.........................................................................           0            *
Leonard S. Coleman, Jr...................................................................           0            *
Martin L. Edelman........................................................................           0            *
Deborah L. Harmon........................................................................           0            *
Michael J. Kennedy.......................................................................           0            *
Michael L. Tarnopol......................................................................           0            *

EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (20 persons) (4).............................      34,900            *

------------------------

*   Less than 1%

(1) Cendant beneficially owns 7,500,000 shares of Common Stock after giving effect to the offering of Comon Stock completed on March 23, 1998, which shares are held of record by its indirect wholly-owned subsidiary, Cendant Car Holdings, Inc.

(2) Based upon the information contained in a Schedule 13G dated January 16, 1998 by Putnam Investments, Inc., an affiliate of Marsh & McLennan Companies, Inc., on behalf of itself and the other reporting persons named therein. Putnam Investments, Inc. beneficially owns 4,506,516 shares of Common Stock. According to the Schedule 13G, neither Putnam Investments, Inc. nor the other reporting persons named in such filing have sole voting or investment power with respect to such shares of Common Stock.

(3) Based upon the information contained in a CDA Spectrum transportation industry report dated December 31, 1997, Strong Capital Management Inc. beneficially owns 2,690,850 shares of Common Stock.

(4) Represents shares purchased by the named executive officers and officers of Cendant in the Company's directed share program prior to the Company's initial public offering on September 24, 1997.

                             ELECTION OF DIRECTORS
                                  [PROPOSAL 1]

GENERAL

    The Board of Directors presently consists of ten members. The Board of Directors has nominated ten candidates to be elected at the Meeting to serve as directors for a one-year term ending at the 1999 Annual Meeting of Stockholders and when their successors are duly elected and qualified. Each nominee is currently serving as a director of the Company.

    Each nominee has consented to being named in the Proxy Statement and to serve if elected. If prior to the Meeting any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board determines to reduce the number of directors in accordance with the Charter and the By-Laws.

    Certain information regarding each nominee is set forth below, including such individual's age and principal occupation, a brief account of such individual's business experience during the last five years and other directorships currently held by such nominee.

INFORMATION REGARDING THE NOMINEES

R. Craig Hoenshell                     Leonard S. Coleman, Jr.
F. Robert Salerno                      Martin L. Edelman
Stephen P. Holmes                      Deborah L. Harmon
Michael P. Monaco                      Michael J. Kennedy
W. Alun Cathcart                       Michael L. Tarnopol

    MR. HOENSHELL, age 53, has been Chairman and Chief Executive Officer of the Company and its car rental subsidiary, Avis Rent A Car System, Inc. ("ARACS"), since March 1997. From 1995 to March 1997, Mr. Hoenshell was the principal in his own consulting firm which focused on future payment technologies. From 1993 to 1995, Mr. Hoenshell was President of American Express International. From 1990 to 1993, Mr. Hoenshell was President of American Express Travelers Cheques and from 1986 to 1990 he was President of American Express Centurion Bank. Prior to 1986, Mr. Hoenshell spent ten years as a principal and senior executive of First Data Resources, Inc., which provides back-office data processing services to financial institutions that issue debit and credit cards.

    MR. SALERNO, age 46, has been President and Chief Operating Officer of the Company and ARACS since November 1996 and has been a director of the Company since May 29, 1997. From September, 1995 to November 1996, Mr. Salerno was Executive Vice President of Operations of Avis, Inc., the predecessor of the Company, and ARACS. From July 1990 to September, 1995, Mr. Salerno was Senior Vice President and General Manager Rent A Car of Avis, Inc. and ARACS.

    MR. HOLMES, age 41, has been a Director of the Company since October 1996. Mr. Holmes was appointed Vice Chairman of Cendant in December 1997 and has served as a director of Cendant since December 1997. From September 1996 through December 1997 Mr. Holmes served as Vice Chairman of HFS Incorporated ("HFS"), the predecessor company of Cendant. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director and officer of several subsidiaries of Cendant and as a director of Avis Europe plc. Mr. Holmes also serves as a Director and, from November 1994 to February 1996, was the Executive Vice President and Chief Financial Officer, of Chartwell Leisure, Inc. Mr. Holmes was a director of AMRE, Inc. within two years prior to January 20, 1997 when AMRE, Inc. filed a bankruptcy petition.

    MR. MONACO, age 50, has been a Director of the Company since May 1997. Mr. Monaco has been Vice Chairman and Chief Financial Officer of Cendant since December 1997 and has been a Director of Cendant since December 1997. From October 1996 to December 1997, Mr. Monaco served as Vice

Chairman and Chief Financial Officer of HFS. Mr. Monaco also serves as a director and officer of several subsidiaries of Cendant. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company from September 1990 to June 1996.

    MR. CATHCART, age 54, has been a Director of the Company since September 1997. Mr. Cathcart has been Chairman and Chief Executive Officer of Avis Europe plc since February 1988.

    MR. COLEMAN, age 49, has been a Director of the Company since September 1997. Mr. Coleman has been President of the National League of Professional Baseball Clubs since March 1994. From 1992 to March 1994, Mr. Coleman served as Executive Director-Market Development of Major League Baseball. Mr. Coleman also serves on the Board of Directors of Cendant, Beneficial Corporation, New Jersey Resources, Omnicom Group, Owens-Corning, the Advisory Board of the Martin Luther King, Jr. Center for Non-Violent Social Change, The Metropolitan Opera, The Newark Museum, the Schuman Fund, the Clark Foundation, the Children's Defense Fund and Seton Hall University.

    MR. EDELMAN, age 56, has been a Director of the Company since September 1997. Mr. Edelman has been a Director of Cendant since December 1997. Mr. Edelman also serves as President and a Director of Chartwell Leisure, Inc. He was a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and since January 1, 1994 has been Of Counsel to that firm. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates.

    MS. HARMON, age 38, has been a Director of the Company since September 1997. Ms. Harmon has been a Principal in the Office of the President at JER Real Estate Partners, L.P., an institutional, private equity fund for investment in real estate assets, since 1991. Prior to joining JER, Ms. Harmon served as Managing Director of the Real Estate Finance Group at Banker's Trust Company. Ms. Harmon also serves as a Director of North East Insurance Co.

    MR. KENNEDY, age 60, has been a Director of the Company since September 1997. Mr. Kennedy has been an attorney with his own law firm since 1976. Mr. Kennedy also serves as a Director of Chartwell Leisure, Inc.

    MR. TARNOPOL, age 61, has been a Director of the Company since September 1997. Mr. Tarnopol has been Vice Chairman of The Bear Stearns Companies Inc. since July 1996 and has been a Director of The Bear Stearns Companies Inc. since 1985. Mr. Tarnopol has been Vice Chairman of Bear, Stearns & Co. Inc. since 1997, a Senior Managing Director of Bear, Stearns & Co. Inc. since 1985 and the Chairman of the Investment Banking Division of Bear, Stearns & Co. Inc. since 1987. Mr. Tarnopol also serves as a director of Plant Hollywood International Inc. and NRT, Inc.

COMMITTEES, MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

    The Board of Directors held one meeting in person during 1997 and conducted all other action by unanimous written consent. All incumbent directors attended that meeting of the Board and meetings of the committees of the Board on which they served.

    The Executive Committee of the Board of Directors, which was designated by the Board in September 1997, is composed of Messrs. Hoenshell, Edelman and Holmes. The Executive Committee is authorized to exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company except those powers reserved, by law or resolution, to the Board of Directors. The Executive Committee did not meet in 1997.

    The Board of Directors has designated an Audit Committee composed of Messrs. Edelman and Tarnopol, who were appointed to the Committee in September 1997. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The Audit Committee met one time in 1997.

    The Board of Directors has designated a Compensation Committee composed of Ms. Harmon and Mr. Kennedy, who were appointed to the Committee in September 1997. The Compensation Committee determines compensation arrangements for executives, reviews and makes recommendations to the full Board regarding the adoption or amendment of employee benefit plans, and administers the Plan. The Compensation Committee did not meet in 1997.

    The Policy Committee of the Board of Directors, which was designated by the Board in September 1997, is composed of Ms. Harmon and Mr. Coleman. The Policy Committee establishes and implements corporate policy with respect to the business operations of the Company, including its code of conduct. The Policy Committee did not meet in 1997.

    The Company has no standing nominating committee. The Board of Directors makes nominations for the Board. In accordance with Delaware law, stockholders may make nominations for the Board of Directors in advance of or at the Meeting.

    Non-employee directors receive an annual retainer of $30,000, plus $4,000 for chairing a committee and $2,000 for serving as a member of a committee other than Chair. Non-employee directors also are paid $1,000 for each Board meeting attended and $500 ($1,000 for committee chair) for each Board committee meeting if held on the same day as a Board meeting and $1,000 ($2,000 for committee chair) for each Board committee meeting attended on a day on which there is no Board meeting. Non-employee directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

    Under the Plan, each non-employee director was granted options to purchase 50,000 shares of Common Stock on September 23, 1997, the date of his or her initial election to the Board of Directors. Such options have an exercise price of the fair market value on the date of grant and vest over a five year period from the date of grant at the rate of 20% per year, and otherwise have the same terms as all other options granted under the Plan.

    Directors shall be elected by a plurality of the votes cast in the election of directors. Pursuant to applicable Delaware law, in tabulating the vote for the election of directors, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

                               EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the executive officers of the Company:

NAME                                                             OFFICE OR POSITION HELD
---------------------------------------  ------------------------------------------------------------------------
R. Craig Hoenshell.....................  Chairman of the Board and Chief Executive Officer
F. Robert Salerno......................  President, Chief Operating Officer and Director
Kevin M. Sheehan.......................  Executive Vice President and Chief Financial Officer
John H. Carley.........................  Executive Vice President and General Counsel
Kevin P. Carey.........................  Senior Vice President--Human Resources
Patricia D. Yoder......................  Senior Vice President -- Corporate Communications
Thomas J. Byrnes.......................  Senior Vice President -- Sales
Maria M. Miller........................  Senior Vice President -- Marketing
Gerard J. Kennell......................  Vice President and Treasurer
Timothy M. Shanley.....................  Vice President and Controller
John Forsythe..........................  Vice President--Operations U.S. Rent A Car
Michael P. Collins.....................  Vice President--International

    For biographical information concerning Messrs. Hoenshell and Salerno see "Election of Directors".

    MR. SHEEHAN, age 44, has been Executive Vice President and Chief Financial Officer of the Company and ARACS since December 1996. From September 1996 to September 1997, Mr. Sheehan was a Senior

Vice President of HFS. From December 1994 to September 1996, Mr. Sheehan was Chief Financial Officer for STT Video Partners, a joint venture between Time Warner, Telecommunications, Inc., Sega of America and HBO. Prior thereto, he was with Reliance Group Holdings, Inc., an insurance holding company, and some of its affiliated companies for ten years and was involved with the formation of the Spanish language television network, Telemundo Group, Inc. and from 1991 through 1994 was Senior Vice President-- Finance and Controller.

    MR. CARLEY, age 56, has been Executive Vice President and General Counsel of the Company and ARACS since January 1997. From January 1995 to December 1996, Mr. Carley served as Deputy Attorney General for Public Advocacy for New York State. From December 1987 to March 1994, Mr. Carley was a partner at the New York City law firm of Donovan, Leisure, Newton & Irvine. Previous positions include General Counsel to the Reagan Administration's Office of Management and Budget, and General Counsel to the Federal Trade Commission.

    MR. CAREY, age 49, has been Senior Vice President--Human Resources of the Company and ARACS since April 1997. From 1987 to 1996, Mr. Carey was Senior Vice President--Human Resources for American Express International. From June 1982 to September 1985, Mr. Carey was Vice President-- Human Resources and Administration for Warner Leisure Inc. (a division of Time Warner).

    MS. YODER, age 56, has been Senior Vice President--Corporate Communications of the Company since August 1997. From 1995 through 1996, Ms. Yoder was Corporate Vice President, Public Affairs and Communications for GTE Corporation, where she was a member of the Executive Leadership Committee. From 1991 through 1995, Ms. Yoder held the position of Vice President, Corporate Public Relations and Advertising and was a member of the Corporate Executive Council for GE Capital, the financial services arm of the General Electric Company.

    MR. BYRNES, age 53, has been Senior Vice President--Sales of the Company and ARACS since February 1998 and Vice President--Sales North America for the Company or its predecessor and ARACS since 1987.

    MS. MILLER, age 41, has been Senior Vice President--Marketing of the Company since February 1998. From January 1997 to February 1998, Ms. Miller was the principal in her own consulting firm, which provided marketing consulting services to small and mid-sized businesses and nonprofit organizations. From 1987 to 1995, Ms. Miller held various positions with American Express Company including Vice President, Platinum Card Operations from September 1993 to October 1995 and Vice President, Small Business Services Marketing from December 1990 to August 1993.

    MR. KENNELL, age 53, has been Vice President and Treasurer of the Company or its predecessor and ARACS since February 1987.

    MR. SHANLEY, age 49, has been Vice President and Controller of the Company and ARACS since November 1996. From November 1989 to November 1996, Mr. Shanley was Vice President-Planning and Analysis of Avis, Inc. and ARACS.

    MR. FORSYTHE, age 52, has been Vice President--Operations U.S. Rent A Car for the Company or its predecessor and ARACS since 1990. From 1982 until 1990, Mr. Forsythe was Vice President -Fleet and Vehicle Sales of ARACS.

    MR. COLLINS, age 50, has been Vice President--International for the Company or its predecessor and ARACS, and General Manager of their international operations, since 1987.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the 1996 and 1997 cash and non-cash compensation awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company:

                                                                                                    LONG TERM
                                                                                                   COMPENSATION
                                                                                              ----------------------
                                                                                              SECURITIES UNDERLYING
                                                               ANNUAL COMPENSATION
                                                     ---------------------------------------        OPTIONS(1)
                                                                            OTHER ANNUAL(4)   ----------------------
NAME AND PRINCIPAL POSITION                 YEAR      SALARY      BONUS      COMPENSATION       AVIS       CENDANT
----------------------------------------  ---------  ---------  ---------  -----------------  ---------  -----------
R. Craig Hoenshell......................       1997  $ 468,462  $ 568,800         --          1,066,400     720,930
Chairman & Chief Executive Officer
F. Robert Salerno.......................       1996    244,288    103,825      $   7,750         --         480,620
President & Chief Operating Officer            1997    335,000    351,750         --            533,200      --
Kevin M. Sheehan........................       1997    263,721    289,330         --            355,500      --
Executive Vice President & Chief
Financial Officer
John H. Carley..........................       1997    236,058    245,000         --            177,700     240,310
Executive Vice President & General
Counsel
John Forsythe...........................       1996    170,154     56,430          7,750         --         144,186
Vice President-Operations U.S. Rent A          1997    178,692    135,420         --             80,000      24,031
Car
Joseph V. Vittoria(2)...................       1996    550,000    251,646         23,000         --          --
Chairman & Chief Executive Officer             1997     42,308     --             --             --          --


                                             ALL OTHER
NAME AND PRINCIPAL POSITION               COMPENSATION(2)
----------------------------------------  ----------------
R. Craig Hoenshell......................     $   18,536
Chairman & Chief Executive Officer
F. Robert Salerno.......................          7,298
President & Chief Operating Officer               6,197
Kevin M. Sheehan........................          4,155
Executive Vice President & Chief
Financial Officer
John H. Carley..........................         14,435
Executive Vice President & General
Counsel
John Forsythe...........................          5,225
Vice President-Operations U.S. Rent A             4,972
Car
Joseph V. Vittoria(2)...................         44,370
Chairman & Chief Executive Officer            6,432,194(3)

------------------------

(1) Amounts listed represent options to acquire the Company's Common Stock and the common stock of Cendant.

(2) Includes the value of group term life insurance and the Company matching contribution to 401(k) and Deferred Compensation Plans, unless otherwise indicated.

(3) Mr. Vittoria's employment with the Company was terminated on January 21, 1997. All Other Compensation contains Mr. Vittoria's contractual payment.

(4) Includes the value of management preferential lease arrangement and insurance associated with leased cars.

OPTION GRANTS TABLES

    The following table describes the options to acquire shares of Common Stock of the Company granted to the Chief Executive Officer and certain other executive officers of the Company in the last fiscal year:

                                                    INDIVIDUAL GRANTS
                                               ---------------------------
                                               NUMBER OF     PERCENT OF
                                               SECURITIES   TOTAL OPTIONS
                                               UNDERLYING      GRANTED       EXERCISE OR                 GRANT DATE
                                                OPTIONS     TO EMPLOYEES     BASE PRICE    EXPIRATION      PRESENT
NAME                                            GRANTED    IN FISCAL YEAR     PER SHARE       DATE       VALUE $(1)
---------------------------------------------  ----------  ---------------  -------------  -----------  -------------
R. Craig Hoenshell...........................   1,066,400          26.9%          17.00      9/23/2007  $  10,450,720
F. Robert Salerno............................     533,200          13.5%          17.00      9/23/2007      5,225,360
Kevin M. Sheehan.............................     355,500           9.0%          17.00      9/23/2007      3,483,900
John H. Carley...............................     177,700           4.5%          17.00      9/23/2007      1,741,460
John Forsythe................................      80,000           2.0%          17.00      9/23/2007        784,000
Joseph V. Vittoria(2)........................      --            --              --            --

------------------------

(1) The amount shown in this column represents the Grant Date Present Value using the "Black-Scholes" valuation method.

(2) Mr. Vittoria ceased to serve as an employee of the Company prior to the adoption of the Company's Stock Option Plan.

    Pursuant to the Plan, prior to the effectiveness of the amendment to the Plan proposed under Proposal 3 herein, options for up to 4,620,977 shares of common Stock may be granted to key employees and non-employee directors of the Company. In 1997, a total of 3,963,900 options were granted under the Plan to a broad group of executives of the Company, including Messrs. Hoenshell, Salerno, Sheehan, Carley and Forsythe as noted in the Option Grants Table above, and to non-employee directors of the Company on September 23, 1997 at an exercise price of $17.00 per share and vesting 20% per year beginning September 23, 1998.

    The following table describes the options to acquire shares of common stock of Cendant granted to the Chief Executive Officer and certain other officers of the Company in the last fiscal year:

                                                     INDIVIDUAL GRANTS
                                                 --------------------------
                                                               PERCENT OF
                                                                  TOTAL
                                                  NUMBER OF      OPTIONS
                                                 SECURITIES      GRANTED
                                                 UNDERLYING   TO EMPLOYEES   EXERCISE OR                GRANT DATE
                                                   OPTIONS      IN FISCAL    BASE PRICE   EXPIRATION     PRESENT
NAME                                               GRANTED        YEAR        PER SHARE      DATE       VALUE $(1)
-----------------------------------------------  -----------  -------------  -----------  -----------  ------------
R. Craig Hoenshell.............................     720,930             1%    $   27.10     3/17/2007  $  9,845,381
F. Robert Salerno..............................      --            --            --           --            --
Kevin M. Sheehan...............................      --            --            --           --            --
John H. Carley.................................     240,310        --    (2)      24.40     1/02/2007     2,954,828
John Forsythe..................................      24,031        --    (2)      23.88     4/30/2007       289,184
Joseph V. Vittoria(3)..........................      --            --            --           --            --

------------------------

(1) The amount shown in this column represents the Grant Date Present Value using the "Black-Scholes" valuation method.

(2) Represents less than 1% of all options to acquire Cendant common stock granted within the last fiscal year.

(3) Options granted to Mr. Vittoria were cancelled in connection with his termination of employment in January 1997.

YEAR END OPTION VALUE TABLES

    The following table describes the value of unexercised in-the-money options to acquire Common Stock of the Company held by the Chief Executive Officer and certain other executive officers of the Company at December 31, 1997:

                                                                                FY-END OPTION VALUES(1)
                                                                      -------------------------------------------
                                                                      NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                                           UNDERLYING            IN-THE-MONEY
                                                                           UNEXERCISED        OPTIONS AT FY-END
NAME                                                                  OPTIONS AT FY-END (#)          ($)
--------------------------------------------------------------------  ---------------------  --------------------
R. Craig Hoenshell..................................................         1,066,400          $   15,932,016
F. Robert Salerno...................................................           533,200               7,966,008
Kevin M. Sheehan....................................................           355,500               5,311,170
John H. Carley......................................................           177,700               2,654,838
John Forsythe.......................................................            80,000               1,195,200
Joseph V. Vittoria(2)...............................................           --                     --

------------------------

(1) None of the options shown in the table were exercisable at December 31, 1997.

(2) Mr. Vittoria ceased to serve as an employee of the Company prior to the adoption of the Plan.

    The following table describes the value of unexercised in-the-money options to acquire common stock of Cendant held by the Chief Executive Officer and certain other executive officers of the Company at December 31, 1997:

                                                                                FY-END OPTION VALUES(1)
                                                                      -------------------------------------------
                                                                      NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                                           UNDERLYING            IN-THE-MONEY
                                                                           UNEXERCISED        OPTIONS AT FY-END
                                                                      OPTIONS AT FY-END (#)          ($)
NAME                                                                       EXERCISABLE           EXERCISABLE
--------------------------------------------------------------------  ---------------------  --------------------
R. Craig Hoenshell..................................................          720,930            $  5,248,370
F. Robert Salerno...................................................          480,620               2,148,372
Kevin M. Sheehan....................................................          300,388               3,270,625
John H. Carley......................................................          240,310               2,398,294
John Forsythe.......................................................          168,217                 604,140
Joseph V. Vittoria(2)...............................................           --                     --

------------------------

(1) None of the Cendant options held by the Chief Executive Officer and other executive officers above were exercised in 1997.

(2) Options granted to Mr. Vittoria were cancelled in connection with his termination of employment in January 1997.

DEFINED BENEFIT PLAN

    The Company maintains a defined benefit pension plan for employees who met the eligibility requirements as of December 31, 1983. The eligibility requirements were non-union, full time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. The plan provides that the benefit for each participant, payable monthly, be equal to 1 1/2% of his or her final average compensation (average compensation being the average of the highest five consecutive years of compensation in the last ten years of employment) for each year of service, not to exceed 35, minus 1 3/7% of the estimated Social Security benefit for each year of service.

    In general, the effect is to provide a participant who has worked for the Company for 35 years prior to retirement, with a pension, including Social Security, equal to at least 52% of the average compensation (including bonus, overtime and commissions) earned during the highest five consecutive years of his or her employment.

    To the extent that applicable federal laws limit a participant's pension plan benefit to an amount less than the amount otherwise provided by the plan's formula, the Company has adopted a Retirement Equalization Benefit Plan to compensate the participant for the reductions in the retirement benefit.

    The following table shows the estimated annual pension benefit payable under the plans under normal retirement in 1998 after selected periods of service (assuming such employees and their spouses elect a straight life annuity rather than a form of joint and survivor or other form of annuity, in which case the benefits would generally be lower than shown in the following table.) The estimated maximum benefits for employees who retire in years other than 1998 will be different from the amount shown in the table because pension benefits will be offset by different Social Security benefits; however, the benefit shown in the table will not be reduced by the amount of Social Security benefits actually paid.

                               PENSION PLAN TABLE

                      ESTIMATED ANNUAL PENSION BENEFIT(A)

                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
ANNUAL PAY                                                 15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$200,000.............................................  $   39,778  $   53,036  $   66,296  $   79,555  $   92,814
 250,000.............................................      50,465      67,286      84,109     100,930     117,752
 300,000.............................................      61,153      81,536     101,921     122,305     142,689
 350,000.............................................      71,840      95,786     119,734     143,680     167,627
 400,000.............................................      82,528     110,036     137,546     165,055     192,564
 450,000.............................................      93,215     124,286     155,359     186,430     217,502
 500,000.............................................     103,903     138,536     173,171     207,805     242,439

------------------------

(a) A portion of the benefit will be paid by the Company under its Retirement Equalization Benefit Plan, if the benefit exceeds the maximum pension payable from the tax qualified retirement plan under federal law.

    As of December 31, 1997, the named executives had the following years of service under the defined benefit plan: Mr. Salerno, fifteen years, seven months; Mr. Forsythe, fifteen years, eight months.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERALL POLICY. The Compensation Committee of the Board of Directors, which was established in September 1997 and the members of which are non- employee directors, is responsible for administering the Company's executive compensation policies and programs. However, prior to September 1997 all executive compensation programs for the Company were administered under the general executive compensation guidelines of HFS as sole shareholder.

    The Compensation Committee's goal is to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to link executive and stockholder interests through equity-based compensation plans.

    The key elements of the Company's executive compensation program include base salary, annual bonus and stock options. Each executive's compensation package is designed to condition a significant portion of the executive's overall anticipated compensation on the Company's success in achieving specified performance targets or on appreciation in the value of the Common Stock or both.

    BASE SALARIES. The 1997 base salaries for Messrs. Hoenshell, Salerno, Carley and Forsythe are set forth in their respective employment agreements. Base salary levels for other executive officers are designed to be consistent with competitive practice and level of responsibility.

    ANNUAL BONUS. In 1997 the executive officers were eligible to earn bonuses equal to a percentage of base salary based upon the degree of achievement of target levels of earnings before interest, taxes, depreciation and amortization (EBITDA). The percentages of base salary for the executive officers ranged from 30%, if the minimum level of earnings was achieved, to a maximum of 120%, if the highest level of earnings was achieved. The bonuses for the five named executive officers who received such bonuses in 1997 are set forth in the Summary Compensation Table.

    STOCK OPTIONS. On September 23, 1997, the Plan was approved by the Board of Directors and stock options were granted to the Company's executive officers pursuant thereto. Information with respect to option grants to the named executive officers is set forth in the "Option Grants Tables". The stock option awards for the named executive officers, which were approved at the time of grant by the Board of Directors and HFS as sole shareholder, are intended to provide a long term incentive to such executives.

    CEO COMPENSATION. Mr. Hoenshell was elected Chairman of the Board and Chief Executive Officer of the Company in March 1997. His compensation package was determined by HFS and the Compensation Committee of the Board of Directors of HFS in accordance with their executive compensation guidelines.

    DEDUCTIBILITY OF COMPENSATION. Due to recent changes in tax law, the deductibility for corporate tax purposes of compensation paid to individual executive officers of the Company in excess of $1 million in any year commencing with 1994 may be restricted. However, where it is deemed necessary, in the best interests of the Company, to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company's business strategy, the Compensation Committee will recommend, and the Company is expected to pay, compensation to executive officers which may exceed the limits of deductibility.

                           THE COMPENSATION COMMITTEE

                           Michael J. Kennedy, Chair
                               Deborah L. Harmon

PERFORMANCE GRAPH

    Set forth below is a line graph comparing percentage change in the cumulative total return of the Common Stock, the Standard & Poor's 400 Stock Index and the Company's Peer Group for the period from September 1, 1997 (September 24, 1997 for the Company) through December 31, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      COMPARISON OF CUMULATIVE TOTAL RETURN*

                                                        AVIS RENT A CAR    S&P 400       PEER GROUP
9/24/97                                                           $ 100      $ 100            $ 100
12/31/97                                                         187.86     106.63           100.64
DOLLARS

                                                               9/97*     12/31/97
Avis Rent A Car, Inc.                                        $     100   $  187.86
Standard and Poor's 400 Index                                $     100   $  106.63
Peer Group                                                   $     100   $  100.64

    * Assumes $100.00 invested on September 1, 1997 for the Standard & Poor's 400 Stock Index and the Company's Peer Group and September 24, 1997 for the Company (the first day of trading in the Common Stock).

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
  ARRANGEMENTS

    Only four named executive officers of the Company have a written employment agreement.

    Pursuant to the terms of an offer letter from Cendant, Mr. Hoenshell is entitled to an annual base salary of $600,000 and a target bonus of 60%. The letter does not contain a specified term of employment. However, if Mr. Hoenshell's employment is involuntarily terminated for reasons other than willful misconduct, Mr. Hoenshell is entitled to receive a payment equal to one year's base salary or such greater payment as the Board may determine.

    Pursuant to the terms of an offer letter from Cendant, Mr. Carley is entitled to an annual base salary of $250,000 and a target bonus of between 30% and 40%. The letter does not contain a specified term of employment. However, if Mr. Carley's employment is terminated other than as a result of death, permanent disability, voluntary termination, retirement or for cause, Mr. Carley is entitled to receive a payment equal to the greater of one year's base salary or the amount to which he is entitled under the then effective severance policy of the Company.

    Mr. Salerno and Mr. Forsythe have employment agreements with a predecessor company of the Company which terminate on February 8, 2001. Under the terms of their agreements, Mr. Salerno and Mr. Forsythe are entitled to receive an annual base salary of not less than $335,000 and $183,000, respectively, which salary may be increased by the Board of Directors during the term of their agreements. If the employment of either of these executives is terminated by the Company for reasons other than "just cause" or if either of these executives terminates his employment for "good reason" (as each term is defined in the agreement), he is entitled to receive his remaining salary and full bonus and certain perquisites through the term of his agreement. However, if the employment of either of these executives is terminated by the Company on or after a change-in-control, the executive is entitled to receive his remaining salary, full bonus and certain perquisites under the agreement in a single lump sum within 30 days following his termination.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH CENDANT

    Cendant, which beneficially owns 21.6% of the Company's outstanding Common Stock, was formed through the merger of HFS and CUC International Inc. in December 1997. Cendant is a global provider of consumer and business services and operates in three principal segments: Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining and other services through more than 66.5 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Cendant is also a major online commerce facilitator, with more than $1 billion in yearly sales through its netMarket-Registered Trademark- and other interactive services.

    The Company, or its subsidiary, ARACS, is party to various agreements with HFS and its subsidiaries that were entered into when HFS beneficially owned all of the outstanding Common Stock of the Company. The agreements summarized below set forth the on-going responsibilities of the Company to HFS's successor company, Cendant, and its subsidiaries.

SEPARATION AGREEMENT

    In connection with the Company's initial public offering on September 24, 1997 (the "IPO"), the Company and Cendant Car Rental, Inc. (formerly HFS Car Rental, Inc.) (the "Franchisor"), a wholly-owned subsidiary of Cendant, entered into a Separation Agreement which provides for, among other things, the assumption by the Company of all liabilities relating to the vehicle rental business, other than liabilities related to alleged acts of illegal discrimination against customers in the rental of vehicles which are alleged to have occurred prior to the IPO, and the allocation between the Company and the Franchisor of certain other liabilities and certain indemnification obligations of the Company and the Franchisor.

    CROSS-INDEMNIFICATION. Subject to certain exceptions, the Company has agreed to indemnify the Franchisor and its subsidiaries against any loss, liability or expense incurred or suffered by the Franchisor or its subsidiaries arising out of or related to the failure by the Company to perform or otherwise discharge liabilities allocated to and assumed by the Company under the Separation Agreement, and the Franchisor has agreed to indemnify the Company and its subsidiaries against any loss, liability or expense incurred or suffered by the Company or its subsidiaries arising out of or related to the failure by the Franchisor to perform or otherwise discharge the liabilities retained by the Franchisor under the Separation Agreement, including any liabilities arising out of alleged acts of illegal discrimination against customers in the rental of vehicles which are alleged to have occurred prior to the IPO. The Separation Agreement also includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of a claim or suit brought by a third party.

MASTER LICENSE AGREEMENT

    The Company's status as an Avis System franchisee is governed by an agreement (the "Master License Agreement") among ARACS, the Franchisor and Wizard Co., Inc. ("Wizard Co."), a wholly-owned subsidiary of the Franchisor, which grants to ARACS the non-exclusive right to operate the Avis vehicle rental business in the territories specified therein and the exclusive right to operate the Avis vehicle rental business in certain specified territories for a period of 50 years, through 2047.

    Pursuant to the Master License Agreement, ARACS has agreed to pay the Franchisor a monthly base royalty of 3.0% of ARACS's gross revenue. In addition, ARACS has agreed to pay a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears which will increase 0.1% per year commencing in 1999 and in each of the following four years thereafter to a maximum of 1.5% (the "Supplemental Fee"). These fees have been paid by ARACS since January 1, 1997. Until July 30, 2002 the Supplemental Fee, or a portion thereof, may be deferred if ARACS does not attain certain financial targets. Any Supplemental Fees that are deferred will bear interest at a market rate until paid and will be expressly subordinated to indebtedness of ARACS. The royalties charged to ARACS for the twelve months ended December 31, 1997 amounted to $81.8 million and resulted in a reduction in net income of approximately $44.7 million.

    ARACS has the exclusive right to open Avis franchises in 28 selected standard metropolitan statistical areas in the United States, in territories outside the United States that are not currently licensed to other Avis System franchisees and in territories that ARACS purchases from existing franchisees that have exclusivity. ARACS has the non-exclusive right to open new franchises in any other market not currently served by another Avis System franchisee. In the markets where ARACS has a non-exclusive right to open new franchises, ARACS will have a right of first refusal to develop such area prior to the Franchisor's granting a license to a third party. In the event Cendant acquires another car rental company, ARACS has a right of first refusal to negotiate a grant of a license to operate the rental locations for such car rental company within any territory in which ARACS operates.

    The Master License Agreement provides the Franchisor with significant rights regarding the business and operations of ARACS. ARACS is required to operate each of its Avis franchises in accordance with certain standards contained in the Avis operating manual (the "Operating Manual"). Pursuant to the Master License Agreement, the Franchisor may impose certain guidelines relating to the Avis System, the vehicle rental operations and the amount of advertising and promotional expenditures. In general, the Master License Agreement provides that ARACS may not (i) engage in any other vehicle rental business or (ii) disclose the terms of the Operating Manual or any other confidential information relating to the Avis System to any third party. In addition, ARACS agreed not to use any of the licensed trademarks other than in its vehicle rental business without the Franchisor's consent.

    The Master License Agreement will terminate without offering ARACS an opportunity to cure its default, if (i) certain bankruptcy and insolvency events occur, (ii) ARACS purports to transfer any rights and obligations under the Master License Agreement without compliance with the terms of the Master License Agreement, (iii) ARACS competes with the Franchisor in violation of the Master License Agreement, (iv) ARACS discloses the confidential information of the Franchisor in violation of the Master License Agreement, (v) ARACS challenges Wizard Co.'s rights to the licensed proprietary marks, (vi) upon a Change of Control Event (as defined) or (vii) ARACS receives three or more notices of termination for Curable Defaults (as defined) which are cured or not cured (collectively, the "Non-Curable Defaults"); provided that, except for (i) above, the Franchisor must give ARACS 30 days notice of such Non-Curable Default. The Franchisor may also terminate the Master License Agreement if ARACS (i) fails, refuses or neglects to promptly pay monies owing to the Franchisor, WizCom International, Ltd., an indirect wholly-owned subsidiary of Cendant ("WizCom"), or Cendant under certain specified agreements, (ii) misuses or makes any unauthorized use of the licensed proprietary marks or otherwise materially impairs the goodwill associated with such marks, (iii) engages in any business or markets any service or product under a name or mark which, in the Franchisor's opinion, is similar to the licensed proprietary marks, (iv) fails to maintain material compliance with the standards prescribed by the Franchisor in the Master License Agreement, in the Operating Manual or otherwise in writing or (v) with respect to any facility, fails to maintain compliance with the standards or procedures prescribed by the Franchisor at such facility (collectively, the "Curable Defaults"); provided, however, that ARACS will have 30 days (10 days in the case of (i) above) after its receipt from the Franchisor of written notice of such default to remedy such default and, provided further, that other than with respect to (i) above, in the event such default is not cured within 30 days but ARACS has commenced to cure such default within 30 days and is diligently prosecuting such cure to completion, ARACS will have up to an additional 60 days to cure such default. In the event of a termination of the agreement, the Franchisor has the option to acquire ARACS's rental locations, leases and fleet for fair value.

    Change of Control Event means a transaction or series of related transactions by which (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Cendant or an affiliate or successor to Cendant, is or becomes after the date hereof the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof) of more than 25% of the total voting power of all voting stock of the Company then outstanding when Cendant controls 25% or more of such voting power and otherwise 20% of the total voting power (the "Relevant Percentage"); (b)(1) another corporation merges into the Company or the Company consolidates with or merges into any other corporation or (2) the Company conveys, transfers or leases all or substantially all of its assets to any person or group, in one transaction or a series of related transactions other than any conveyance, transfer or lease between the Company and a wholly-owned subsidiary of the Company, with the effect that a person or group, other than a person or group which is the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the Company immediately prior to such transaction becomes the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the surviving or transferee corporation of such transaction or series; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's shareholders, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.

REGISTRATION RIGHTS AGREEMENT

    In connection with the IPO, the Company entered into the Registration Rights Agreement, pursuant to which Cendant and certain transferees of Common Stock held by the Franchisor (the "Holders") have the right to require the Company to register all or part of the Common Stock owned by such Holders under the Securities Act (a "Demand Registration"); provided that the Company must postpone giving effect to a Demand Registration up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. Cendant has advised the Company that it does not have any present intention to request any such registration. In addition, the Holders have the right to participate in registrations by the Company of its Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. The Company will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Common Stock sold by such Holders.

COMPUTER SERVICES AGREEMENT

    The Wizard reservation and rental processing system, together with the associated back office and accounting systems, are owned and operated by WizCom at a computer center in Garden City, New York. ARACS purchases use of the Wizard System for the purpose of processing reservation and rental transactions, and for accounting purposes, under the terms of a Computer Services Agreement entered into with WizCom in connection with the IPO. The Computer Services Agreement provides ARACS with access to all functions of the Wizard System. ARACS participates in the funding of the development costs for any new features which it agrees with other relevant users to be desirable. Once developed, any such additional features also become available to ARACS. WizCom will charge ARACS the full cost of providing computer services each month. The method of calculating costs chargeable to ARACS will vary depending on the service being provided. The Computer Services Agreement is coterminous with the Master License Agreement. However, WizCom has agreed to provide services to ARACS for a period of up to six months in the event the Computer Services Agreement is terminated in accordance with certain provisions thereof.

RESERVATION SERVICES AGREEMENT

    In connection with the IPO, the Company entered into a Reservation Services Agreement with HFS, pursuant to which HFS agreed to operate and maintain (directly or by subcontracting with affiliates or one or more third parties) reservation center services consistent with the services historically provided to the Company. The Company is obligated to obtain and maintain at its vehicle rental locations the computer equipment and communication equipment and service required to participate in the reservation system. The Company agreed to pay HFS
(i) a per call charge for each call received in the call centers operated by HFS for the Avis System, (ii) for manually entered transactions, a per booking charge for every booking made through direct electronic interface with the global distribution systems utilized by the airlines and (iii) a per booking charge for every booking made through an internet connection for the Avis System. Such fees are subject to adjustment annually to reflect the cost of providing such service. The Reservation Services Agreement will terminate upon the termination of the Master License Agreement, unless earlier terminated in accordance with the terms thereof.

PURCHASING SERVICES AGREEMENT

    In connection with the IPO, HFS and ARACS entered into a Purchasing Services Agreement pursuant to which HFS agreed, with the assistance of ARACS, to identify vendors and programs which would benefit ARACS and pursue establishing a preferred alliance program with such vendors for the benefit of ARACS. Any commissions, related access fees or other amounts paid by preferred alliance partners in connection with an agreement relating to sales to ARACS will be shared by the parties.

CALL TRANSFER AGREEMENT

    ARACS and HFS are parties to a Call Transfer Agreement (the "Call Agreement") pursuant to which HFS agreed to transfer telephone calls from its lodging customers if such customers wish to rent vehicles. Pursuant to the Call Agreement, ARACS has agreed to pay to HFS a fee of $1.75 per call transferred to ARACS by HFS. Further, ARACS has agreed to pay to HFS a fee of $8.00 for each car rental that results from a call transferred by HFS. ARACS has guaranteed that it will pay HFS no less than $2.25 million in recurring fees during each of the five years of the contract term which expires on March 4, 2002. ARACS recorded $2.9 million in fees payable to Cendant for the fiscal year ended December 31, 1997.

TAX DISAFFILIATION AGREEMENT

    In connection with the IPO, HFS and the Company entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") that sets forth each party's rights and obligations with respect to payments and refunds, if any, for taxes relating to taxable periods before and after the IPO and related matters such as the filing of tax returns and the conduct of audits and other proceedings involving claims made by taxing authorities.

    On or prior to October 17, 1996 (the "Acquisition Date"), the Franchisor was the common parent of an affiliated group of corporations within the meaning of
Section 1504(a) of the Internal Revenue Code of 1986, as amended, whose members included the Franchisor, the Company and certain of their respective subsidiaries (the "Old Avis Group"). Generally, under the Tax Disaffiliation Agreement, the Company agreed to indemnify HFS for (i) taxes of or attributable to the Old Avis Group, any member of the Old Avis Group and any nonconsolidated subsidiary of the Franchisor for any period or portion thereof ending on or before the Acquisition Date, (ii) taxes incurred pursuant to Section 1.1502-6 of the U.S. Treasury regulations (or similar provisions under state, local or foreign law imposing several liability upon members of a consolidated, combined, affiliated or unitary group) as a result of any member of the Old Avis Group having been a member of another affiliated group, (iii) taxes of or attributable to the Company and its subsidiaries for periods or portions thereof beginning the day after the Acquisition Date and (iv) transfer taxes incurred as a result of the transactions contemplated by the IPO.

LEASE AGREEMENTS

    The Company and WizCom currently share three facilities which are located in
(i) Virginia Beach, Virginia, (ii) Tulsa, Oklahoma and (iii) Garden City, New York. The Virginia Beach property is owned by WizCom. The Garden City property (which houses the Company's principal executive offices) and the Tulsa property are each owned by third parties unrelated to the Company or WizCom and are leased by WizCom.

    In connection with the IPO, ARACS and WizCom entered into a lease or a sublease agreement with respect to each property, as applicable. WizCom leases space at its Virginia Beach property to ARACS pursuant to a lease agreement. The lease agreement has a term of 18 years and requires ARACS to pay WizCom its proportionate share, based on allocated space, of the cost of operating such facility. In addition, WizCom subleases space at its Tulsa and Garden City properties to ARACS pursuant to sublease agreements for each respective property. The sublease agreements have a term coterminous with the terms under WizCom's existing lease agreements and require ARACS to reimburse WizCom for its proportionate share, based on allocated space, of the rent and other charges required under WizCom's existing leases relating to such properties, together with its proportionate share, based on allocated space, of the cost of operating such facilities.

RELATIONSHIP WITH BEAR, STEARNS

    Bear, Stearns & Co. Inc. was the lead underwriter for the Company in connection with the IPO and the Company's offering of Common Stock completed on March 23, 1998. Mr. Tarnopol is Vice Chairman and Senior Managing Director of Bear, Stearns & Co. Inc. and Vice Chairman and Executive Vice President of its parent company, The Bear Stearns Companies Inc. It is expected that Bear, Stearns & Co. Inc. will continue to do business with the Company from time to time in the future.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons, the Company believes that all of its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1997.

         AMENDMENT TO THE AVIS RENT A CAR, INC. 1997 STOCK OPTION PLAN
                                  [PROPOSAL 2]

INTRODUCTION

    The Plan was adopted by the Board of Directors on September 23, 1997. The following description of the proposed amendment to the Plan (the "1998 Amendment") is qualified in its entirety by the terms of the 1998 Amendment, which is attached hereto as Exhibit A, with the proposed amendment highlighted in bold type. The primary purpose of the 1998 Amendment is to provide additional incentive to officers, key employees and non-employee directors and to further align their interests with the interests of stockholders.

1998 AMENDMENT

    Subject to stockholder approval, the Plan will be amended to provide for an increase of 1,379,023 shares in the total number of shares of Common Stock currently authorized for issuance under the Plan (which would bring the total number of shares authorized for issuance pursuant to the Plan to 6,000,000).

    If the 1998 Amendment is not approved by stockholders, the Plan will remain in full force and effect, without the 1998 Amendment.

    Options granted under the Plan may be "incentive stock options" ("ISOs") (within the meaning of Section 422 of the Code) or options not subject to
Section 422 of the Code ("NSOs"). Each such option (ISO or NSO), when it becomes exercisable, entitles the holder thereof to purchase a share of Common Stock for an amount equal to the exercise price of the option, payable in cash, in shares of Common Stock with an aggregate value equal to the exercise price of the option, or in a combination thereof. The exercise price of each option under the Plan may not be less than the fair market value of a share of Common Stock on the date the option is granted. Generally, options held by an optionee will become exercisable as to 20% of the shares covered by such options on the first anniversary of the date of grant (if the optionee continues to be employed by the Company on that date) and with respect to an additional 20% of the shares covered by such options on each of the four succeeding anniversaries of the date of grant (if the optionee continues to be employed by the Company on each such date).

    A limitation is placed on the number of shares available to any individual participant. The Plan provides that no participant may receive options relating to shares of Common Stock which in the aggregate exceed 50% of the total number of shares reserved for issuance under the Plan. Such provision is intended to permit the Plan to qualify as a performance-based compensation plan pursuant to
Section 162(m) of the Code, thereby preserving the deductibility to the Company of amounts realized by certain executive officers in connection with the exercise of NSOs (or the disqualifying disposition of shares acquired upon exercise of ISOs).

    Options granted to directors who are not employees of the Company or a subsidiary are subject to pre-determined rules and procedures such that neither the Board of Directors nor the Compensation Committee has any discretion in connection with the granting of such options. Options are granted to non-employee directors based on a formula whereby non-employee directors, upon initial appointment or election to the Board of Directors, are granted options to purchase 50,000 shares of Common Stock. Options granted to non-employee directors are exercisable as to 20% of the shares covered by the option on the first, second, third, fourth and fifth anniversaries of the date the option is granted.

    All options held by an optionee will become fully exercisable (to the extent not already exercisable) if a "change of control transaction" (as defined in the
Plan) occurs. All options granted under the Plan, to the extent not exercised, expire on the earliest of (i) the tenth anniversary of the date of grant, (ii) two years following the optionee's termination of employment on account of death, retirement or disability or (iii) one year following the optionee's termination of employment for any other reason.

    The Board of Directors of the Company may from time to time amend or terminate the Plan, provided that (i) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (ii) to the extent required by any law, regulation or stock exchange rule, no amendment shall be effective without the approval of the Company's stockholders.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    NONSTATUTORY STOCK OPTIONS. An optionee generally will not be taxed upon the grant of an NSO. Rather, at the time of exercise of such NSO (and in the case of an untimely exercise of an ISO), the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the optionee recognizes ordinary income.

    If shares acquired upon exercise of an NSO (or upon untimely exercise of an ISO) are later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the optionee) depending upon whether the stock has been held for more than one year after such date.

    INCENTIVE STOCK OPTIONS. An optionee will not be in receipt of taxable income upon the grant of an ISO. Exercise of an ISO will be timely if made during its term and if the optionee remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee). Exercise of an ISO will also be timely if made by the legal representative of an optionee who dies (i) while in the employ of the Company or a subsidiary or (ii) within three months after termination of employment. The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs.

    If stock acquired pursuant to the timely exercise of an ISO is later disposed of, the optionee will, except as noted below, recognize long-term capital gain or loss (if the stock is a capital asset of the optionee) equal to the difference between the amount realized upon such sale and the option price. The Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of such stock by the optionee.

    If however, stock acquired pursuant to the exercise of an ISO is disposed of by the optionee prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him upon exercise (a "disqualifying disposition"), any gain realized by the optionee generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition and (ii) if the stock is a capital asset of the optionee, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date which governs the determination of his ordinary income. In such case, the Company may claim a federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the optionee as ordinary income. Any capital gain recognized by the optionee will be long-term capital gain if the optionee's holding period for the stock at the time of disposition is more than one year; otherwise it will be short-term.

REASONS FOR THE PLAN AMENDMENT

    Under the Plan, as currently in effect, 4,620,977 shares were authorized for issuance in connection with the grant of options. As of March 18, 1998, options to purchase a total of 3,935,700 shares of Common Stock have been granted (net of cancelled grants) under the Plan, of which 2,212,800 were granted to the named executive officers and 1,722,900 were granted to other employees and directors of the Company. Of the shares authorized for issuance pursuant to the Plan, only 685,277 shares remain available for grant. The Board of Directors believes that the proposed increase in the number of shares available for issuance under the Plan is necessary in order to continue the effectiveness of the Plan in permitting the Company to compete with other companies offering similar plans in attracting and retaining the most experienced and able employees and in order to continue to provide incentives to existing and future officers and employees of the Company and its subsidiaries.

PLAN BENEFITS

    Awards under the Plan will be granted at the sole discretion of the Compensation Committee and performance criteria, if any, may vary from year to year and from participant to participant. Therefore, benefits under the Plan are not determinable. Compensation paid and other benefits granted to directors and certain executive officers of the Company for the 1997 fiscal year are set forth elsewhere herein. See "COMPENSATION OF THE BOARD OF DIRECTORS" and "EXECUTIVE COMPENSATION."

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                  RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                    RATIFICATION OF APPOINTMENT OF AUDITORS
                                  [PROPOSAL 3]

    Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company's financial statements for the fiscal year ending December 31, 1998. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

    Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                        THAT YOU VOTE FOR THIS PROPOSAL.

                             STOCKHOLDER PROPOSALS

    Any proposal of a stockholder intended to be presented at the Company's 1999 annual meeting of stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than November 30, 1998.

                                          By Order of the Board of Directors

                                          KAREN C. SCLAFANI

                                          SECRETARY

Dated: March 30, 1998

                                                                       EXHIBIT A

                           PROPOSED AMENDMENT TO PLAN

                               FIRST AMENDMENT TO
                             AVIS RENT A CAR, INC.
                             1997 STOCK OPTION PLAN

    The Avis Rent a Car, Inc. 1997 Stock Option Plan (the "Plan") is hereby amended as follows:

    1. Section 4(a) of the Plan is hereby amended and restated in its entirety to read as follows:

        "(A) THE MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED OR TRANSFERRED PURSUANT TO OPTIONS IS 6,000,000 (OR THE NUMBER AND KIND OF SHARES OF STOCK OR OTHER SECURITIES WHICH ARE SUBSTITUTED FOR THOSE SHARES OR TO WHICH THOSE SHARES ARE ADJUSTED UPON A CHANGE IN CAPITALIZATION), AND THE COMPANY SHALL RESERVE FOR THE PURPOSES OF THE PLAN, OUT OF ITS AUTHORIZED BUT UNISSUED SHARES OR OUT OF SHARES HELD IN THE COMPANY'S TREASURY, OR PARTLY OUT OF EACH SUCH NUMBER OF SHARES AS SHALL BE DETERMINED BY THE BOARD."

    2. RATIFICATION. Except as expressly set forth in this First Amendment to the Plan, the Plan is hereby ratified and confirmed without modification.

    3. EFFECTIVE DATE. The effective date of this First Amendment to the Plan shall be the date of the 1998 annual meeting of stockholders.